CANADA
PROVINCE OF BRITISH COLUMBIA

NUMBER

A-28414

Province of British Columbia
Ministry of Finance and Corporate Relations
REGISTRAR OF COMPANIES

COMPANY ACT

CERTIFICATE

I HEREBY CERTIFY THAT

THE TOTEM CAPITAL CORP.

HAS THIS DAY CHANGED ITS NAME TO THE NAME

TOTEM HEALTH SCIENCES INC.

GIVEN, UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA

THIS 29TH DAY OF MARCH, 1990

DAVID W. BOYD
REGISTRAR OF COMPANIES